Exhibit 99.1

SCOLR Pharma, Inc.

Signs New Lease Amendment and Lowers Severance Amounts in Executive Contracts

BOTHELL, WA, April 26, 2011,—SCOLR Pharma, Inc. (SCLR; Bulletin Board) today announced that it has taken two steps in their ongoing initiative to reduce expenses.

The Company amended its lease with the landlord of the Company’s principal office in Bothell, Washington. The Company and the landlord agreed to reduce the term of the lease so that it will expire on March 31, 2012 rather than January 31, 2016; to reduce the amount of monthly rent and common area maintenance charges from approximately $38,756 to $11,050; and forgive all past due amounts for unpaid rent and common area maintenance charges totaling $63,006.

In consideration for agreeing to amend the lease, the landlord is entitled to retain a cash security deposit paid by the Company to the landlord under the lease, and to fully draw down and retain a Letter of Credit issued by Silicon Valley Bank. The lease amendment also provides for termination of the lease by the landlord upon 75 days written notice to the Company and provides the landlord with certain rights to re-market the premises.

Additionally, Stephen J. Turner, President and Chief Executive Officer, and Richard M. Levy, Executive Vice President and Chief Financial Officer, have agreed to amend their employment agreements and accept a reduction in their severance benefits.

Under the previous employment agreements, Mr. Turner and Mr. Levy were entitled to cash payments of $316,665 and $282,830, respectively; continuation of medical coverage for up to 12 months following termination; and accelerated vesting of stock options upon termination of their employment without “cause,” or upon their resignation for “good reason” within 12 months following a “change of control.” Under the amended agreements, they are entitled to a cash severance of $75,000 upon the termination of their employment by the Company without cause, or $150,000 upon their resignation for good reason within 12 months following a “change of control,” plus accelerated vesting of options. The Company would not be obligated to provide continued medical coverage benefits upon termination of their employment.

Turner said: “The reduction in our facilities expense enables us to deploy more of our available capital to our nutritional business and other strategic objectives. . The new severance arrangements reflect the commitment that Rick and I have towards the Company and the business. We feel our business plan is sound, and we are committed to the success of the Company.”

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented CDT® platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT® drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

Forward looking statements:

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the anticipated ability to deploy capital resources toward business objectives. These forward-looking statements involve risks and uncertainties, including activities, events or developments that SCOLR expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including SCOLR’s ability to manage its liquidity and obtain capital necessary to continue its operations and comply with the amended terms of its facilities lease. Additional assumptions, risks and uncertainties related to SCOLR’s business are described in detail in its registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in its Annual Report on Form 10-K, as supplemented by its quarterly reports on Form 10-Q. Such filings are available on SCOLR’s website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. SCOLR undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contacts:

Investor Relations:

SCOLR Pharma, Inc.

425.368.1050